EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Network-1 Security Solutions, Inc.

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 on Form S-1 (of which this consent is filed as Exhibit 23.1) pertaining to Network-1 Security Solutions, Inc. and to the incorporation by reference therein of our report dated March 30, 2011 related to the financial statements of Network-1 Security Solutions, Inc. for the year ended December 31, 2010 and December 31, 2009 included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

/s/ Radin, Glass & Co., LLP Radin, Glass & Co., LLP New York, New York April 29, 2011